UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

(Amendment No. 2)

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 4, 2011

Level 3 Communications, Inc.

(Exact name of Registrant as specified in its charter)

Delaware	0-15658	47-0210602
(State or other	(Commission File	(IRS employer
jurisdiction of incorporation)	Number)	Identification No.)

1025 Eldorado Blvd., Broomfield, Colorado	80021
(Address of principal executive offices)	(Zip code)

720-888-1000

(Registrant’s telephone number including area code)

Not applicable

(Former name and former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

EXPLANATORY NOTE

On October 6, 2011, Level 3 Communications, Inc. (the “Company”) filed a Current Report on Form 8-K (the “Initial Form 8-K”) disclosing the entry on October 4, 2011 into a second amendment agreement (the “Second Amendment Agreement”) to that certain amended and restated credit agreement, dated as of April 16, 2009, as amended by that certain First Amendment dated as of May 15, 2009, by and among the Company, as guarantor, Level 3 Financing, Inc., a Delaware corporation and a wholly owned subsidiary of the Company,  as borrower, Merrill Lynch Capital Corporation, as Administrative Agent and Collateral Agent, and certain other agents and lenders party thereto (the “Existing Credit Agreement,” and as further amended and restated by the Second Amendment Agreement, the “Amended and Restated Credit Agreement”). As previously disclosed, the Second Amendment Agreement increased by $650 million the aggregate borrowings under the Existing Credit Agreement through the incurrence of an additional Tranche (the “Tranche B II Term Loans”).

The Company is filing this Amendment No. 2 to the Initial Form 8-K to reflect that the correct maturity date of the Tranche B II Term Loans is September 1, 2018 and to attach the Amended and Restated Credit Agreement as Annex I to Exhibit 10.1, which is re-filed herewith in its entirety.

Item 9.01. Financial Statements and Exhibits

(a)      Exhibits

10.1         Second Amendment Agreement to Amended and Restated Credit Agreement, dated as of October 4, 2011, among Level 3 Communications, Inc., Level 3 Financing, Inc., the Lenders party thereto and Merrill Lynch Capital Corporation

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Level 3 Communications, Inc.

	By:	/s/ Neil J. Eckstein
Neil J. Eckstein
Senior Vice President

Date: October 31, 2011

Exhibit Index

Exhibit	Description

10.1

Second Amendment Agreement to Amended and Restated Credit Agreement, dated as of October 4, 2011, among Level 3 Communications, Inc., Level 3 Financing, Inc., the Lenders party thereto and Merrill Lynch Capital Corporation